EXHIBIT 10.4 ****

VIA REGULAR MAIL AND FACSIMILE

June 20, 2002

Dr. Tauseef R. Butt
LifeSensors, Inc.
271 Great Valley Parkway
Malvern, Pennsylvania 19355

Re:    Embrex/LifeSensors Contract

Dear Tauseef:

This is to confirm the agreement Embrex and LifeSensors have reached regarding a modification of the Embrex/LifeSensors Amended and Restated Research, Development and Marketing Agreement (“Agreement”). We have agreed to modify the Agreement so as to clarify our relationship, the efforts that must be made and the results that LifeSensors must achieve.

Specifically, Embrex and LifeSensors agree to the following modification to the Agreement:

1.  The Agreement’s milestones are modified in accordance with the attached Appendix A, which is the Development Plan/Amended Milestone Schedule. This Appendix A replaces and supersedes the Agreement’s original Appendix A and any subsequent modification thereto prior to the date of this letter. The attached Appendix A, including without limitation the milestone deadlines set forth therein, may be amended, supplemented or modified from time to time by the Steering Committee, as provided in Section 2.2 of the Agreement. Embrex, through its representatives on the Steering Committee, will in good faith consider reasonable requests from LifeSensors to reschedule milestone deadlines due to circumstances beyond the control of LifeSensors.

2.  LifeSensors shall complete milestones by the dates stated in the Amended Milestone Schedule in Appendix A, subject to any changes agreed upon by the Steering Committee per Section 2.2 of the Agreement. Embrex will have **** after receipt of the corresponding deliverable in which to confirm achievement of each milestone. Embrex will make milestone payments within **** after confirmation that the milestone has been achieved per the Amended Milestone Schedule in Appendix A.

3.  Originally, **** was to be paid for achievement of 2002 Phase II milestones. This amount will be paid, but the payments will be structured as follows: The total payments for 2002 Phase II milestones will amount to ****. In addition to 2002 milestone payments, LifeSensors will receive ****, which will be paid in equal **** installments during **** . Thus, Embrex will pay **** during **** .

****
Selected portions have been deleted as confidential pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended (“Rule 24b-2”). Complete copies of the entire exhibit have been filed separately with the Securities and Exchange Commission (the “Commission”) and marked “CONFIDENTIAL TREATMENT.”

4.  Disputes over milestone achievement per the Amended Milestone Schedule will be resolved with the assistance of a neutral third party. Thus, in the event of a dispute concerning whether any milestone has been achieved by the stated deadline, the parties shall resolve the dispute exclusively through binding arbitration conducted by a mutually acceptable third party. The parties agree that Dr. Kathy Muirhead of SciGro is mutually acceptable to them to serve as arbitrator. In the event Dr. Muirhead is unable or unwilling to serve as the arbitrator, the parties shall use good faith efforts to select another arbitrator mutually acceptable to them.

The arbitration will be commenced within five (5) business days after a party makes a written request for arbitration, or as soon as possible thereafter if the arbitrator is not then available. The parties shall be entitled to make their respective presentations to the arbitrator via written submissions and a telephone conference in which both parties shall be entitled to participate. The parties shall be entitled to provide such documentation, evidence and argument to the arbitrator as they wish. The parties shall be obligated to provide the arbitrator with such documentation, evidence and physical access to facilities as the arbitrator requests promptly after such request.

The arbitrator shall determine whether a milestone has been achieved by the stated deadline per the standard of “substantial completion.” The arbitrator shall state in writing the reasons why a milestone has or has not been substantially completed by the stated deadline.

In the event the arbitrator determines that LifeSensors substantially completed a milestone by the stated deadline, Embrex shall, within **** after the arbitrator’s decision, pay the milestone payment for that milestone.

In the event the arbitrator determines that LifeSensors did not substantially complete a milestone by the stated deadline, LifeSensors shall have a cure period of fourteen (14) days from the date of the arbitrator’s determination in which to achieve substantial completion of the milestone. In the event that Embrex does not dispute that LifeSensors substantially completed the milestone within the fourteen-day cure period, Embrex shall, within **** after receipt of the deliverable following the end of the fourteen-day cure period, pay the milestone payment for that milestone.

In the event that Embrex disputes whether LifeSensors substantially completed the milestone within the fourteen (14) day cure period, the arbitrator shall, within three (3) business days of Embrex’ written request for an expedited evaluation, determine whether LifeSensors substantially completed the milestone. In the event the arbitrator determines that LifeSensors did not substantially complete the milestone within the fourteen-day cure period, Embrex shall not be obligated to pay any amount for that milestone. In the event that the arbitrator determines that LifeSensors substantially completed the milestone within the fourteen-day cure period, Embrex shall, within **** after the arbitrator’s decision, pay the milestone payment for that milestone.

For all disputes subject to arbitration, the arbitrator’s fees and expenses shall be borne equally by the parties subject to the following: (1) As part of any determination regarding whether a milestone has been substantially completed by the stated deadline or within the cure period, the arbitrator shall have the discretion to require the losing party to pay all of the arbitrator’s fees

****	Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked “CONFIDENTIAL TREATMENT.”

and expenses; and (2) Notwithstanding subsection (1), Embrex will be responsible for payment of the first $10,000 of the aggregated arbitrator’s fees and expenses incurred concerning all disputes brought before the arbitrator.

5.  The Agreement shall be amended to include the following additional provisions:

(a)  In the event that Embrex twice fails to make a payment to LifeSensors for the Development Activities when due (including in any arbitration cure period, if applicable), LifeSensors may terminate the Agreement within 60 days after the second such failure by giving written notice to Embrex.

(b)  In the event that LifeSensors twice fails to achieve a milestone when due (including in any arbitration cure period, if applicable), Embrex may elect, upon ten (10) days written notice of such election to LifeSensors given within 60 days after the second such failure, to either (i) terminate the Agreement in its entirety or (ii) terminate Sections 2 and 3 of the Agreement but not the other provisions of the Agreement. In the event Embrex elects to proceed under paragraph 5(b)(ii), as of the effective date of such termination, LifeSensors shall have no further obligations to perform Development Activities pursuant to the Agreement and Embrex shall have no further obligation to make payments for the Development Activities.

(c)  Notwithstanding anything in the Agreement to the contrary, LifeSensors shall have no right to terminate the Agreement under Section 10.2(a) based on LifeSensors’ failure to achieve milestones by ****.

(d)  Embrex’ right to terminate the Agreement under Section 10.2(e) shall not limit any of Embrex’ other available remedies for breach.

(e)  In the event LifeSensors terminates the Agreement under Section 10.2(d) based on patent expiration, Embrex shall have the right to limit LifeSensors’ termination to Sections 2 and 3 of the Agreement and for the remainder of the Agreement to remain operative.

6.  Embrex and LifeSensors have also agreed to amicably and fully resolve our differences concerning payments for 2001 Phase II milestones. Within **** after receipt of a fax copy of this letter signed by LifeSensors and confirming LifeSensors’ agreement to the terms set forth in this letter, Embrex will pay LifeSensors a one-time payment of **** as payment in full for 2001 Phase II milestones.

****	Selected portions have been deleted as confidential pursuant to Rule 24b-2. Complete copies of the entire exhibit have been filed separately with the Commission and marked “CONFIDENTIAL TREATMENT.”

Please have LifeSensors signify its agreement to the terms and conditions outlined in this letter by signing in the space provided below, initial each page of the attached Amended Milestone Schedule, fax both back to me, and also return the original of this letter and the attached Amended Milestone Schedule to me. Consistent with Section 11.2 of the Agreement, the terms set forth herein are governed by the law of North Carolina.

Sincerely,

EMBREX, INC.

/s/ CATHERINE RICKS
Catherine Ricks, Ph.D.

enclosure

READ AND AGREED TO:

LIFESENSORS, INC.

By:	/s/ Tauseef R. Butt (SEAL)
Tauseef Butt
President

Date: 6/24/02

Appendix A

DEVELOPMENT PLAN

AMENDED MILESTONE SCHEDULE

Explanation/Summary

Phase II milestones reflect the original research and development goal to achieve product success in the broiler breeder market. This goal is now defined as 1) Have the manufacturing process in place for a Broiler Breeder Biosensor; 2) the Biosensor will have an assay time of ****; 3) Cost per egg of **** with adjustment made for inflation and vendor price increases; 4) Biosensor kit format that is robust when used at commercial hatchery (defined to mean that an unskilled hatchery worker can conduct an assay according to the SOP with no failure due to sensor1); 5) Eggs sexed by Biosensor assay at accuracy of ****. Due dates may be changed from time to time by agreement of the steering committee.

The milestones set forth in the table below reflect work product recommended by steering committee to achieve these goals. LifeSensors will reduce the assay time by use of heat shock promoters (HSP) to reduce transactivation time and/or addition of exogenous GUS to reduce rate-limiting step of cleavage of ****.

The commercial Biosensor assay for use in the broiler breeder industry was to have been fixed by **** such that the next generation assay module could be designed and built. The date for design of a second generation module will be delayed pending a finalization of Biosensor 1.1 (see milestone 9).

Regarding the first generation Biosensor, the manufacturing process is to be in place and the final first generation Biosensor delivered before the delivery of the final delivery device so that stability tests can be run on the Biosensor and its failure rate can be determined. The date for delivery of a manufactured product incorporating the first generation Biosensor has now been moved back to **** (see milestone 13). This product will allow stability testing and failure rate testing of a manufactured product.

Milestone	Date Due	Purpose	Deliverables	Payment Amount

1. ****	****	****	****	$****

2. ****	****	****	****	****

3. ****	****	****	****	$****

4. ****	****	****	****	$****

Milestone	Date Due	Purpose	Deliverables	Payment Amount

5. ****	****	****	****	$****

6. ****	****	****	****	****

7. ****	****	****	****	$****

8. ****	****	****	****	****

9. ****	****	****	****	$****

10. ****	****	****	****	$****

10A. ****	****	****	****	****

11. ****	****	****	****	$****

12. ****	****	****	****	$****